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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

     This Employment Agreement dated as of December 27, 2005 (the "Agreement"), is made by and between Skilled Healthcare Group, Inc., a Delaware corporation (together with any successor thereto, the "Company") and Boyd W. Hendrickson (the "Executive").

                                    RECITALS

A. It is the desire of the Company to assure itself of the continued services of the Executive by entering into this Agreement.

B. The Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.   EMPLOYMENT.

     (a) General. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in
          Section 1(b), in the position set forth in Section 1(c), and upon the other terms and conditions herein provided.

     (b) Employment Term. The initial term of employment under this Agreement (the "Initial Term") shall be for the period beginning on the Closing, as such term is defined in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 22, 2005 among the Company, SHG Holding Solutions, Inc., a Delaware corporation ("Parent"), SHG Acquisition Corp., a Delaware corporation, Heritage Partners Management Company, LLP, Heritage Fund II, L.P., a Delaware limited partnership, and Heritage Investors II, L.L.C., a Delaware limited liability company (the date of such Closing is the "Effective Date") and ending on (and including) the third anniversary thereof, unless earlier terminated as provided in Section 3. Should the Closing not occur, this Agreement shall be null and void and shall not become effective. The employment term hereunder shall automatically be extended for successive one-year periods ("Extension Terms" and, collectively with the Initial Term, the "Term") unless either party gives written notice of non-extension to the other no later than sixty
          (60) days prior to the expiration of the then-applicable Term and subject to earlier termination as provided in Section 3.

     (c) Position and Duties. The Executive shall serve as the Chairman of the Board and Chief Executive Officer of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board of Directors of the Company (the "Board") or by the Board of Directors of Parent. The Executive shall devote substantially all his working time and efforts



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          to the business and affairs of the Company (which may include service to Parent, the Company and their respective direct and indirect subsidiaries). The Executive agrees to observe and comply with the rules and policies of the Company as adopted by or under the authority of the Board from time to time. During the Term, it shall not be a violation of this Agreement for the Executive to serve on industry trade, civic or charitable boards or committees and manage his personal investments and affairs, as long as such activities do not materially interfere with the performance of the Executive's duties and responsibilities as an employee of the Company. During his employment and following termination of his employment with the Company, the Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing.

     (d) Location. The Executive acknowledges that the Company's principal executive offices are currently located at Foothill Ranch, California. The Executive shall operate principally out of such executive offices, as they may be moved from time to time within 40 miles of their current location in Foothill Ranch, California. The Company expects, and the Executive agrees, that the Executive shall be required to travel from time to time in order to fulfill his duties to the Company.

2.   COMPENSATION AND RELATED MATTERS.

     (a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $560,000 per annum (the "Annual Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company, subject to upward adjustment as may be determined by the Board in its discretion.

     (b) Annual Bonus. During the Term, the Executive will be eligible to participate in an annual performance-based bonus plan established by the Board that provides an opportunity substantially the same as the bonus plan first adopted by the Board after the Effective Date.

     (c) Restricted Stock Plan. During the Term, the Executive shall be entitled to participate in the equity plan (the "Restricted Stock Plan") of Parent pursuant to which, on the Effective Date, the Executive shall receive a number of shares of common stock of Parent equal to 3.4375% of the number of shares of common stock of Parent outstanding on the Effective Date, excluding shares issued under the Restricted Stock Plan. Restricted Stock shall vest as to 25% of the shares granted on the Effective Date and each of the first three anniversaries of the Effective Date, but only to the extent the Executive remains continuously employed by the Company through the applicable vesting date.

     (d) Benefits. During the Term, the Executive shall be entitled to participate in group medical insurance, 401(k) and other standard benefits provided by the Company, as may be amended from time to time, which are applicable to the senior officers of the Company.


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     (e)  Vacation. During the Term, the Executive shall be entitled to four weeks paid vacation per calendar year and the maximum unused vacation time that the Executive may accrue is eight weeks. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

     (f) Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company's expense reimbursement policy.

     (g) Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company's sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

     (h) Medical Examination. During the Term, the Company shall bear the expense of an annual medical examination of the Executive at the Coopers Clinic or another facility selected by the Executive and reasonably satisfactory to the Company.

     (i) Annual Review. Approximately every 12 months during the Term, the Executive and the Board or appropriate committee of the Board shall meet to discuss the Executive's performance and terms of the Executive's employment by the Company.

3.   TERMINATION.

     The Term and the Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

     (a)  Circumstances.

          (i) Death. The Term and the Executive's employment hereunder shall terminate upon his death.

          (ii) Disability. If the Executive has incurred a Disability, the Company may terminate the Term and the Executive's employment hereunder.

          (iii) Termination for Cause. The Company may terminate the Term and the Executive's employment hereunder for Cause.

          (iv) Termination without Cause. The Company may terminate the Term and the Executive's employment hereunder without Cause.


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          (v)  Resignation by the Executive. The Executive may resign his employment and terminate the Term for any reason.

          (vi) Non-extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 1(b).

          (vii) Non-extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 1(b).

     (b) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party indicating the specific termination provision in this Agreement relied upon, and specifying a Date of Termination which, if submitted by the Executive, shall be at least two weeks following the date of such notice (a "Notice of Termination"). A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.

     (c) Company obligations upon termination. Upon termination of the Executive's employment, the Executive (or the Executive's estate) shall be entitled to receive the sum of the Executive's Annual Base Salary through the Date of Termination not theretofore paid, any expenses owed to the Executive under Section 2(f), any accrued vacation pay owed to the Executive pursuant to Section 2(e), and any amount accrued and arising from the Executive's participation in, or benefits accrued under any employee benefit plans, programs or arrangements under Section 2(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its parent and subsidiaries (collectively, the "Company Arrangements").

4.   SEVERANCE PAYMENTS.

     (a) Termination for Cause, Resignation by the Executive, Non-extension of Term by the Executive or the Company, death or Disability. If the Executive's employment is terminated pursuant to Section 3(a)(iii) for Cause, pursuant to Section 3(a)(v) for Resignation by the Executive, or pursuant to Section 3(a)(vii) due to non-extension of the Term by the Executive, the Executive shall not be entitled to any severance payment or benefits. If the Executive's employment is terminated pursuant to Section 3(a)(i) as a result of Executive's death or pursuant to Section 3(a)(ii) as a result of the Executive's Disability, the Company shall, subject to the Executive signing and not revoking, within sixty days following delivery to Executive, a separation and release agreement in the form attached hereto, (i) pay to the Executive an amount equal to the product of (x) the bonus that the Executive would have earned during the calendar year in which the Date


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          of Termination occurs, if any, and (y) a fraction, the numerator of which is the number of days that elapsed in such calendar year through the Date of Termination and the denominator of which is 365, payable when bonuses would have otherwise been payable had the Executive's employment not terminated and (ii) in the case of termination pursuant to Section 3(a)(ii) as a result of the Executive's Disability, pay to the Executive an amount equal to the excess, if any, of (x) the amount that would have been payable to the Executive pursuant to Section 4(b)(i) if the Executive had been terminated by the Company without Cause pursuant to Section 3(a)(iv) over (y) the present value of the benefits to be received by the Executive (or his beneficiaries) under any disability plan sponsored by the Company or its affiliates (for purposes of this clause (ii) the amounts in (x) and (y) shall be determined by the Company on an after-tax basis to the extent that their receipt by the Executive (or his beneficiaries) would be subject to tax and on actuarial assumptions satisfactory to the Company). If the Executive's employment is terminated pursuant to Section 3(a)(vi) due to non-extension of the Term by the Company, the Company shall, subject to the Executive signing and not revoking, within sixty days following delivery to Executive, a separation and release agreement in the form attached hereto at Annex A, (i) pay to the Executive an amount equal to the product of (x) the bonus that the Executive would have earned during the calendar year in which the Date of Termination occurs, if any, and (y) a fraction, the numerator of which is the number of days that elapsed in such calendar year through the Date of Termination and the denominator of which is 365, payable when bonuses would have otherwise been payable had the Executive's employment not terminated and (ii) pay to the Executive, in a lump sum, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of 12 months following the Date of Termination.

     (b) Termination without Cause. If the Executive's employment shall be terminated by the Company without Cause pursuant to Section 3(a)(iv) the Company shall, subject to the Executive signing and not revoking, within sixty days following delivery to Executive, a separation and release agreement in the form attached hereto:

          (i) pay to the Executive, in a lump sum, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of 24 months following the Date of Termination;

          (ii) pay to the Executive an amount equal to the product of (x) the bonus that the Executive would have earned during the calendar year in which the Date of Termination occurs, if any, and (y) a fraction, the numerator of which is the number of days that elapsed in such calendar year through the Date of Termination and the denominator of which is 365, payable when bonuses would have otherwise been payable had the Executive's employment not terminated; and


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          (iii) cover the premium costs for medical benefits under COBRA for the
               Executive and, where applicable, his spouse and dependents, life insurance and disability insurance (all as in effect immediately prior to the Date of Termination) for a period of 12 months following the Date of Termination.

          If the Executive's employment shall be terminated by the Company without cause pursuant to Section 3(a)(iv), the Non-Competition Agreement dated December 27, 2005 between Parent and the Executive shall terminate on the earlier of the date it would have terminated without regard to this paragraph and a number of months after the Date of Termination equal to the number of months of Base Salary taken into account pursuant to Section 4(b)(i).

     (c) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

     (d) 409A. Notwithstanding anything to the contrary in this Section 4, no payments in this Section 4 will be paid during the six-month period following the Executive's termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause the Executive to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") (in which case such amounts shall be paid at the time or times indicated in this Section). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Section 4. Thereafter, payments will resume in accordance with this Section.

5.   COMPETITION.

     (a) The Executive shall not, at any time during the Term or during the two-year period following the Date of Termination, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business (x) which competes with any business of the Company anywhere in the States of California, Kansas, Missouri, Nevada or Texas, (y) which competes with any business of the Company in any State in which the Company operated a facility at any time (whether before or after the date of this Agreement) that the Executive was employed by the Company or (z) which derives $500,000,000 or more in annual consolidated revenues from the operation of skilled nursing facilities in the United States; provided, however, that the Executive shall be permitted to acquire a passive stock interest in such a business provided the stock acquired is publicly traded and is not more than five percent (5%) of the outstanding interest in such business.


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     (b)  The Executive shall not at any time during the Term or during the two-year period following the date of Termination, directly or indirectly, recruit or otherwise solicit or induce or encourage any employee, contractor, customer or supplier of the Company (i) to terminate its employment or arrangement with the Company, (ii) to otherwise change its relationship with the Company or (iii) to establish any relationship with the Executive or any other person, firm, corporation or other entity for any business purpose competitive with the business of the Company.

     (c) In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     (d) As used in this Section 5, the term "Company" shall include Parent, the Company and their respective direct or indirect subsidiaries.

     (e) The Company acknowledges that, as of the Effective Date, the Executive owns (but does not operate) the long-term care facilities identified on Schedule 1 hereto. The Company agrees that such ownership interests shall not constitute a breach of Section 1(c) or this Section 5 by the Executive; provided that (1) the Executive does not acquire any additional ownership interests in long-term care facilities, (2) the Executive is not actively involved in the operation of any of such long-term care facilities, and (3) such ownership interests do not otherwise materially interfere with the Executive's duties to the Company hereunder.

6.   NONDISCLOSURE OF PROPRIETARY INFORMATION.

     (a) Except in connection with the faithful performance of the Executive's duties hereunder or pursuant to Section 6(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other


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          entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Confidential Information shall not include any information which has entered the public domain through no fault of the Executive.

     (b) Upon termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, marketing strategies, products or processes.

     (c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company's expense in resisting or otherwise responding to such process.

     (d) As used in this Section 6 and Section 7, the term "Company" shall include the Company and its direct or indirect parents, if any, and subsidiaries.

     (e) Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to his attorney or tax adviser on a confidential basis for the purpose of securing legal or tax advice,
          (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.

7.   INVENTIONS.

     All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company ("Inventions"), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.


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8.   INJUNCTIVE RELIEF.

     It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and temporary, preliminary and permanent injunctive relief.

9.   ASSIGNMENT AND SUCCESSORS.

     The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of the Executive's rights or obligations may be assigned or transferred by the Executive, other than the Executive's rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.

10.  CERTAIN DEFINITIONS.

     (a) Cause. The Company shall have "Cause" to terminate the Term and the Executive's employment hereunder upon:

          (i) the Executive's failure to perform substantially his duties as an employee of the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which is not cured within 15 days after a written demand for performance is given to the Executive by the Board specifying in reasonable detail the manner in which the Executive has failed to perform substantially his duties as an employee of the Company;

          (ii) the Executive's failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the terms of this Agreement that, if capable of cure, is not cured by the Executive within 15 days after written notice given to the Executive describing such failure in reasonable detail;

          (iii) the Executive's conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or, to the extent involving fraud, dishonesty, theft, embezzlement or moral turpitude, any other crime;


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          (iv) the Executive's violation of a material regulatory requirement relating to the business of the Company and its subsidiaries that, in the good faith judgment of the Board, is injurious to the Company in any material respect;

          (v) the Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's premises or while performing the Executive's duties and responsibilities under this Agreement;

          (vi) the Executive's breach of this Agreement in any material respect that, if capable of cure, is not cured by the Executive within 15 days after written notice given to the Executive describing such breach in reasonable detail; or

          (vii) the Executive's commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty with respect to the Company or any of its affiliates;

     (b) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated pursuant to
          Section 3(a)(ii) - (v) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if the Executive's employment is terminated pursuant to Section 3(a)(vi) or Section 3(a)(vii), the expiration of the then-applicable Term.

     (c) Disability. "Disability" shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company's employees in which the Executive participates, "disability" as defined in such long-term disability plan for the purpose of determining a participant's eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, "Disability" shall refer that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees in which the Executive participates, Disability shall mean the Executive's inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Board and acceptable to the Executive or the Executive's legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive's Disability.


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11.  GOVERNING LAW.

     This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without reference to the principles of conflicts of law, and where applicable, the federal laws of the United States.

12.  VALIDITY.

     The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.  NOTICES.

     Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, or any nationally recognized overnight courier service with signature certification of receipt, as follows:

     (a)  If to the Company:

          Skilled Healthcare Group, Inc.
          27442 Portola Parkway
          Suite 200
          Foothill Ranch, California 92610
          Attn: General Counsel

          with copies to:

          Onex Partners LP
          712 Fifth Avenue
          New York, New York 10019
          Facsimile: (212) 582-0909
          Attention: Robert M. LeBlanc

          and:

          Kaye Scholer LLP
          425 Park Avenue
          New York, New York 10022
          Facsimile: (212) 836-8211
          Attention: Joel I. Greenberg


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     (b)  If to the Executive:

          Boyd W. Hendrickson

          [__________________________]
          [__________________________]
          Facsimile: [_____________]

     or at any other address as any party shall have specified by notice in writing to the other party.

14.  COUNTERPARTS.

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.  ENTIRE AGREEMENT.

     The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16.  AMENDMENTS; WAIVERS.

     This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment.

17.  NO INCONSISTENT ACTIONS.

     The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.  CONSTRUCTION.

     This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) "and" and "or" are each used both conjunctively and disjunctively; (c) "any," "all," "each," or "every" means "any and all," and "each and every"; (d) "includes" and "including" are each "without limitation"; (e) "herein," "hereof," "hereunder" and other similar compounds of the word "here" refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.  ARBITRATION.

     Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive's employment by the Company, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles County, California, before a sole neutral arbitrator (the "Arbitrator"), mutually selected and agreeable to both parties and selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles County, California, or its successor ("JAMS"), or if JAMS is no longer able to supply the Arbitrator, such Arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure Sections 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief (including, but not limited to, temporary restraining orders and preliminary injunctions) may, but need not, be sought by either party to this Amended Agreement in any court of competent jurisdiction while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator; no bond or other security shall be required in connection therewith.

     Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

     The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Amended Agreement or the services rendered hereunder. The parties agree that the Company

Shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator's fee. The Executive and the Company further agree that in any proceeding to enforce the terms of this Amended Agreement, the prevailing party shall be entitled to its or her reasonable attorneys' fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute up to a maximum of Fifty Thousand Dollars ($50,000.00) in addition to any other relief granted.

20.  ENFORCEMENT.

     If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21.  WITHHOLDING.

     The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22.  INDEMNIFICATION.

     The Company agrees that (a) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a "Proceeding") by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or (b) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a "Claim") is made, or threatened to be made, that arises out of or relates to the Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the state of incorporation of the Company, against any and all costs, expenses, liabilities and losses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company may assume the defense of any Proceeding or Claim with counsel selected by the Company and reasonably satisfactory to the Executive and, if it does so, the Executive shall not be entitled to be reimbursed for any separate counsel he may retain in connection with such Proceeding or Claim.

     Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification that the Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

     During the period of Employment and for a period of time thereafter determined as provided below, the Company shall keep in place a directors and officers' liability insurance policy (or policies) providing coverage, or such coverage may be provided under a policy that provides coverage to Onex Corporation or Onex Partners LP and their affiliates, to the Executive if and to the extent that the Company provides such coverage to its directors and such coverage (or other directors and officers liability insurance coverage) shall continue after the termination of the Period of Employment if and for the period of time that such coverage is extended to the Company's former director, other than former directors who are employees of Onex Corporation, Onex Partners LP or their affiliates.

23.  COOPERATION IN LITIGATION.

     The Executive promises and agrees that, following the date his employment by the Company terminates, he will reasonably cooperate with the Company in any litigation in which the Company is a party or otherwise involved which arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a consultant (at a reasonable hourly rate) or witness and producing documents and information relevant to the case or helpful to the Company.

24.  EMPLOYEE ACKNOWLEDGEMENT.

     The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                        SKILLED HEALTHCARE GROUP, INC.


                                        By:
                                            ------------------------------------
                                        Name: Roland G. Rapp
                                        Title: General Counsel, Secretary and
                                               Chief Administrative Officer


                                        EXECUTIVE


                                        By:
                                            ------------------------------------
                                        Name: Boyd W. Hendrickson

                    [SIGNATURE PAGE -- EMPLOYMENT AGREEMENT]

                                   SCHEDULE 1

1. Long term care facility located at the site commonly known as 7716 Manchester, Playa Del Rey, California.

2. Long term care facility located at the site commonly known as 1320 Franklin, Santa Monica, California.

3. Long term care facility located at the site commonly known as Garfield at Beach, Huntington Beach, California.

                                                                     HENDRICKSON

                                     ANNEX A